                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                           (Amendment No.     14   )*


                              TRISTAR CORPORATION
                   ----------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 Par Value
                   ----------------------------------------
                         (Title of Class of Securities)

                                   778242107
                   ----------------------------------------
                                 (CUSIP Number)


     Cecil Schenker, P.C.; Akin, Gump, Strauss, Hauer & Feld, L.L.P.; 1500
--------------------------------------------------------------------------------
                  NationsBank Plaza; 300 Convent Street; San
--------------------------------------------------------------------------------
             Antonio, Texas 78209; (210) 270-0825 and Kirit Sheth;
--------------------------------------------------------------------------------
    P.O. Box 16758; Jebel Ali Free Zone; Dubai, United Arab Emirates, Tel:
--------------------------------------------------------------------------------
                               011-97-14-519-444
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                               December 9, 1997
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

    Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                 Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





TRISTAR Corporation                                    Schedule 13D
CUSIP No.    778242107                                 Page 1 of 22 Pages
         ---------------

=============================================================================================================================
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Mahendra Sheth
-----------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a) [x]
                                                                                                     (b) [ ]

-----------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

                    Not applicable
-----------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                  [ ]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-----------------------------------------------------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION

                    India

                 NUMBER OF                      7     SOLE VOTING POWER:                                 -0-
                   SHARES
                BENEFICIALLY                    8     SHARED VOTING POWER:  15,397,984 shares, includes
                  OWNED BY                            2,400,000 shares of capable of being acquired through
                    EACH                              exercise of a warrant
                 REPORTING
                   PERSON                       9     SOLE DISPOSITIVE POWER:                            -0-
                    WITH

                                               10     SHARED DISPOSITIVE POWER:  15,397,984 shares,
                                                      includes 2,400,000 shares of capable of being
                                                      acquired through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,397,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant

-----------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                 [ ]
           EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    80.4%
-----------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

                    IN
=============================================================================================================================


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





  TRISTAR Corporation                                             Schedule 13D
  CUSIP No.    778242107                                          Page 2 of 22 Pages
            ---------------

=============================================================================================================================
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Shashikant Sheth
-----------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a) [x]
                                                                                                     (b) [ ]

-----------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

                    Not applicable
-----------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                  [x]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-----------------------------------------------------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION

                    India

-----------------------------------------------------------------------------------------------------------------------------
                 NUMBER OF                      7     SOLE VOTING POWER:                                 -0-
                   SHARES
                BENEFICIALLY                    8     SHARED VOTING POWER:  15,397,984 shares, includes
                  OWNED BY                            2,400,000 shares of capable of being acquired through
                    EACH                              exercise of a warrant
                 REPORTING
                   PERSON                       9     SOLE DISPOSITIVE POWER:                            -0-
                    WITH

                                               10     SHARED DISPOSITIVE POWER:  15,397,984 shares,
                                                      includes 2,400,000 shares of capable of being
                                                      acquired through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,397,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant

-----------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                 [ ]
           EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    80.4%
-----------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

                    IN

=============================================================================================================================

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!





  TRISTAR Corporation                                             Schedule 13D
  CUSIP No.    778242107                                          Page 3 of 22 Pages
            ---------------

=============================================================================================================================
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Kirit Sheth
-----------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a) [x]
                                                                                                     (b) [ ]

-----------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

                    Not applicable
-----------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                  [ ]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-----------------------------------------------------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION

                    India

-----------------------------------------------------------------------------------------------------------------------------
                 NUMBER OF                      7     SOLE VOTING POWER:                                 -0-
                   SHARES
                BENEFICIALLY                    8     SHARED VOTING POWER:  15,397,984 shares, includes
                  OWNED BY                            2,400,000 shares of capable of being acquired through
                    EACH                              exercise of a warrant
                 REPORTING
                   PERSON                       9     SOLE DISPOSITIVE POWER:                            -0-
                    WITH

                                               10     SHARED DISPOSITIVE POWER:  15,397,984 shares,
                                                      includes 2,400,000 shares of capable of being
                                                      acquired through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,397,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant

-----------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                 [ ]
           EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    80.4%
-----------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

                    IN
=============================================================================================================================


                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!





  TRISTAR Corporation                                             Schedule 13D
  CUSIP No.    778242107                                          Page 4 of 22 Pages
            ---------------

=============================================================================================================================
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Jamnadas Sheth
-----------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a) [x]
                                                                                                     (b) [ ]

-----------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

                    Not applicable
-----------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                  [ ]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-----------------------------------------------------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION

                    India

-----------------------------------------------------------------------------------------------------------------------------
                 NUMBER OF                      7     SOLE VOTING POWER:                                 -0-
                   SHARES
                BENEFICIALLY                    8     SHARED VOTING POWER:  15,397,984 shares, includes
                  OWNED BY                            2,400,000 shares of capable of being acquired through
                    EACH                              exercise of a warrant
                 REPORTING
                   PERSON                       9     SOLE DISPOSITIVE POWER:                            -0-
                    WITH

                                               10     SHARED DISPOSITIVE POWER:  15,397,984 shares,
                                                      includes 2,400,000 shares of capable of being
                                                      acquired through exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,397,984 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant

-----------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                 [ ]
           EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    80.4%
-----------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

                    IN

=============================================================================================================================

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!





  TRISTAR Corporation                                             Schedule 13D
  CUSIP No.    778242107                                          Page 5 of 22 Pages
            ---------------

=============================================================================================================================
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Jayesh Sheth
-----------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a) [ ]
                                                                                                     (b) [x]

-----------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

                    Not applicable
-----------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                  [x]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-----------------------------------------------------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION

                    England

-----------------------------------------------------------------------------------------------------------------------------
                 NUMBER OF                      7     SOLE VOTING POWER:                                 -0-
                   SHARES
                BENEFICIALLY                    8     SHARED VOTING POWER:                               -0-
                  OWNED BY
                    EACH
                 REPORTING                      9     SOLE DISPOSITIVE POWER:                            -0-
                   PERSON
                    WITH
                                               10     SHARED DISPOSITIVE POWER:                          -0-

-----------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

-----------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                 [ ]
           EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    Not applicable
-----------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

                    IN

=============================================================================================================================

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!





  TRISTAR Corporation                                             Schedule 13D
  CUSIP No.    778242107                                          Page 6 of 22 Pages
            ---------------

=============================================================================================================================
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Virendra Sheth
-----------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a) [ ]
                                                                                                     (b) [x]

-----------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

                    Not applicable
-----------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                  [x]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-----------------------------------------------------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA

-----------------------------------------------------------------------------------------------------------------------------
                 NUMBER OF                      7     SOLE VOTING POWER:                                 -0-
                   SHARES
                BENEFICIALLY                    8     SHARED VOTING POWER:                               -0-
                  OWNED BY
                    EACH
                 REPORTING                      9     SOLE DISPOSITIVE POWER:                            -0-
                   PERSON
                    WITH
                                               10     SHARED DISPOSITIVE POWER:                          -0-

-----------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    -0-

-----------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                 [ ]
           EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    Not applicable
-----------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

                    IN

=============================================================================================================================

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!





  TRISTAR Corporation                                             Schedule 13D
  CUSIP No.    778242107                                          Page 7 of 22 Pages
            ---------------

=============================================================================================================================
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Starion International Limited
-----------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a) [x]
                                                                                                     (b) [ ]

-----------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

                    Not applicable
-----------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                  [x]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-----------------------------------------------------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION

                    British Virgin Islands

-----------------------------------------------------------------------------------------------------------------------------
                 NUMBER OF                      7     SOLE VOTING POWER:                                 -0-
                   SHARES
                BENEFICIALLY                    8     SHARED VOTING POWER:  5,420,174 shares, includes
                  OWNED BY                            2,400,000 shares of capable of being acquired through
                    EACH                              exercise of a warrant
                 REPORTING
                   PERSON                       9     SOLE DISPOSITIVE POWER:                            -0-
                    WITH

                                               10     SHARED DISPOSITIVE POWER:  5,420,174 shares, includes
                                                      2,400,000 shares of capable of being acquired through
                                                      exercise of a warrant
-----------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,420,174 shares, includes 2,400,000 shares of capable of being acquired through exercise of a warrant

-----------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                 [ ]
           EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    28.3%
-----------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

                    OO

=============================================================================================================================

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!





  TRISTAR Corporation                                             Schedule 13D
  CUSIP No.    778242107                                          Page 8 of 22 Pages
            ---------------

=============================================================================================================================
     1     NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Transvit Manufacturing Corporation
-----------------------------------------------------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                         (a) [x]
                                                                                                     (b) [ ]

-----------------------------------------------------------------------------------------------------------------------------
     3     SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
     4     SOURCE OF FUNDS*

                    Not applicable
-----------------------------------------------------------------------------------------------------------------------------
     5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS                                                  [ ]
           IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-----------------------------------------------------------------------------------------------------------------------------
     6     CITIZENSHIP OR PLACE OF ORGANIZATION

                    British Virgin Islands

-----------------------------------------------------------------------------------------------------------------------------
                 NUMBER OF                      7     SOLE VOTING POWER:                                 -0-
                   SHARES
                BENEFICIALLY                    8     SHARED VOTING POWER:                  9,977,810 shares
                  OWNED BY
                    EACH
                 REPORTING                      9     SOLE DISPOSITIVE POWER:                            -0-
                   PERSON
                    WITH
                                               10     SHARED DISPOSITIVE POWER:             9,977,810 shares

-----------------------------------------------------------------------------------------------------------------------------
    11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    9,977,810 shares

-----------------------------------------------------------------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                                                 [ ]
           EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------------------------------------------------------
    13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    59.6%
-----------------------------------------------------------------------------------------------------------------------------
    14     TYPE OF REPORTING PERSON*

                    OO
=============================================================================================================================

                                          *SEE INSTRUCTIONS BEFORE FILLING OUT!





  TRISTAR Corporation                                             Schedule 13D
  CUSIP No.    778242107                                          Page 9 of 22 Pages
            ---------------

         This Amendment No. 14 to the Statement on Schedule 13D filed jointly by Mahendra Sheth, Shashikant Sheth, Kirit Sheth, and Jamnadas Sheth (collectively the "Core Sheth Families"), together with Starion International Limited ("Starion"), Transvit Manufacturing Corporation ("Transvit Manufacturing"), Jayesh Sheth, and Virendra Sheth (all of the foregoing referred to collectively as the "Reporting Persons") (the "Schedule 13D") pursuant to a joint filing agreement attached to this Amendment No. 14 as
Exhibit 1, relates to the Common Stock of TRISTAR CORPORATION, formerly known as Ross Cosmetics Distribution Centers, Inc. (the "Issuer").

         The Schedule 13D is amended as follows:


ITEM 1.  SECURITY AND ISSUER.

         This amendment relates to the pledge of 600,000 shares of the Issuer's ("Common Stock"), by the Core Sheth Families and Starion to B&I Lending, L.L.C. (the "Lender") pursuant to a Pledge of Stock Agreement dated December 9, 1997, as amended December 12, 1997 (the "Pledge Agreement"). Such Common Stock trades on the Nasdaq National Market. The name of the Issuer is Tristar Corporation and its principal executive address is 12500 San Pedro, Suite 500, San Antonio, Texas 78216.


ITEM 2.  IDENTITY AND BACKGROUND.

         No amendment.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Not applicable.


ITEM 4.  PURPOSE OF THE TRANSACTION.

         On December 9, 1997 the Core Sheth Families and Starion pledged to the lender six hundred thousand (600,000) shares of the Issuer's Common Stock pursuant to the Pledge Agreement. The shares were pledged as security to cover a loan of $1,500,000 advanced by the Lender to the Core Sheth Families and Starion. The Core Sheth Families and Starion, in turn have placed the entire amount of $1,500,000 as deposit with BNY Financial Corporation as part of an agreement between the Core Sheth Families, the Issuer and BNY Financial Corporation under which the Issuer would be able to draw funds down under a line of credit with BNY Financial Corporation. The said loan is also separately guaranteed with corporate guarantees by Starion, the Core Sheth Families and the Issuer.

         Under the Pledge Agreement, until receipt of written notice from the Lender following an event of default, Starion may continue to vote its pledged shares and receive dividends (except for certain dividends in the event of a recapitalization, merger or other combination on certain liquidation's involving the Issuer). Upon the issuance by the Issuer of additional shares of Common Stock, Starion agrees to restore the status quo immediately prior to such issuance in terms of market value by pledging additional shares, if necessary.






-----------------------                                      -------------------
TRISTAR Corporation                                          Schedule 13D
CUSIP No.  778242107                                         Page 10 of 22 Pages
-----------------------                                      -------------------

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         The following table sets forth the aggregate number and percentage of the outstanding Common Stock of the Issuer currently beneficially owned by the Reporting Persons.

 Name                             Sole Voting     Shared Voting       Aggregate Shares       Percentage of
                                     Power            Power          Beneficially Owned      Common Stock
-------------------------------------------------------------------------------------------------------------
 All Reporting Persons as a           -0-            15,397,984             15,397,984                80.4
 Group

 The Core Sheth Families              -0-            15,397,984             15,397,984                80.4

 Transvit Manufacturing               -0-             9,977,810              9,977,810                59.6

 Shashikant Sheth                     -0-            15,397,984             15,397,984                80.4

 Mahendra Sheth                       -0-            15,397,984             15,397,984                80.4

 Kirit Sheth                          -0-            15,397,984             15,397,984                80.4

 Jamnadas Sheth                       -0-            15,397,984             15,397,984                80.4

 Starion Int'l Ltd.                   -0-             5,420,174              5,420,174                28.3

 Jay Sheth                            -0-                   -0-                    -0-               -0-

 Viren Sheth                          -0-                   -0-                    -0-               -0-

         Except with regard to Transvit Manufacturing, Jay Sheth and Viren Sheth, each of the above figures reflects 2,400,000 shares capable of being acquired through the exercise of warrants.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The information set forth in Item 4 is incorporated by reference.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         1. Written Agreement of the Reporting Persons as required by Rule 13d-1(f), relating to the filing of this Amendment No. 14.





-----------------------                                      -------------------
TRISTAR Corporation                                          Schedule 13D
CUSIP No.  778242107                                         Page 11 of 22 Pages
-----------------------                                      -------------------

         2. Pledge of Stock Agreement dated December 9, 1997, as amended December 12, 1997.





-----------------------                                      -------------------
TRISTAR Corporation                                          Schedule 13D
CUSIP No.  778242107                                         Page 12 of 22 Pages
-----------------------                                      -------------------

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   /s/ KIRIT SHETH
Date: December 31, 1997                            ----------------------------
                                                   Kirit Sheth, Individually






-----------------------                                      -------------------
TRISTAR Corporation                                          Schedule 13D
CUSIP No.  778242107                                         Page 13 of 22 Pages
-----------------------                                      -------------------

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  December 31, 1997                           /s/ JAMNADAS SHETH
                                                   -----------------------------
                                                   Jamnadas Sheth, Individually





-----------------------                                      -------------------
TRISTAR Corporation                                          Schedule 13D
CUSIP No.  778242107                                         Page 13 of 22 Pages
-----------------------                                      -------------------

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  December 31, 1997                           /s/ MAHENDRA SHETH
                                                   ----------------------------
                                                   Mahendra Sheth, Individually





-----------------------                                      -------------------
TRISTAR Corporation                                          Schedule 13D
CUSIP No.  778242107                                         Page 15 of 22 Pages
-----------------------                                      -------------------

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  December 31, 1997                        /s/ SHASHIKANT SHETH
                                                -------------------------------
                                                Shashikant Sheth, Individually





-----------------------                                      -------------------
TRISTAR Corporation                                          Schedule 13D
CUSIP No.  778242107                                         Page 16 of 22 Pages
-----------------------                                      -------------------

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  December 31, 1997                   Starion International


                                           By:/s/ SHASHIKANT SHETH
                                              ---------------------------------
                                           Shashikant Sheth, Director





-----------------------                                      -------------------
TRISTAR Corporation                                          Schedule 13D
CUSIP No.  778242107                                         Page 17 of 22 Pages
-----------------------                                      -------------------

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  December  31, 1997                          /s/ VIRENDRA SHETH
                                                   ----------------------------
                                                   Virendra Sheth, Individually





-----------------------                                      -------------------
TRISTAR Corporation                                          Schedule 13D
CUSIP No.  778242107                                         Page 18 of 22 Pages
-----------------------                                      -------------------

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  December  31, 1997                          /s/ JAYESH SHETH
                                                   ----------------------------
                                                   Jayesh Sheth, Individually





-----------------------                                      -------------------
TRISTAR Corporation                                          Schedule 13D
CUSIP No.  778242107                                         Page 19 of 22 Pages
-----------------------                                      -------------------

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  December 31, 1997                   Transvit Manufacturing Corporation


                                           By:/s/ MAHENDRA SHETH
                                              ---------------------------------
                                           Mahendra Sheth, President





-----------------------                                      -------------------
TRISTAR Corporation                                          Schedule 13D
CUSIP No.  778242107                                         Page 20 of 22 Pages
-----------------------                                      -------------------

                               INDEX TO EXHIBITS

                                                                                    Sequentially
Exhibit                                                                               Numbered
Number                         Exhibit                                                  Page
------                         -------                                                 ------
  1                   Written agreement of the Reporting Persons as required by
                      Rule 13d-1(f), relating to the filing of this Amendment
                      No. 14.

  2 Pledge of Stock Agreement dated December 9, 1997, as amended December 12, 1997.





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TRISTAR Corporation                                          Schedule 13D
CUSIP No.  778242107                                         Page 21 of 22 Pages
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